UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2017, Flowserve Corporation (the “Company”) announced that R. Scott Rowe has been named its Chief Executive Officer, effective as of his commencement of employment with the Company, which is expected to be April 1, 2017 (the “Effective Date”). Mr. Rowe will also become a member of the Board of Directors of the Company on the Effective Date.

Mr. Rowe, 45, is currently serving as President of a division of Schlumberger Limited (“Schlumberger”) named Cameron Group, which is a leading provider of flow equipment products, systems and services to the oil and gas industry worldwide. He has served in this position since Schlumberger acquired Cameron International Corporation (“Cameron”) in April 2016. Prior to this position, he served as President and Chief Executive Officer of Cameron from October 2015 to April 2016. From October 2014 to September 2015, Mr. Rowe served as President and Chief Operating Officer of Cameron, from March 2014 to September 2014, Mr. Rowe served as Chief Executive Officer of OneSubsea, a joint venture established by Cameron and Schlumberger, from August 2012 to February 2014, Mr. Rowe served as President of the Subsea Systems division of Cameron, and from April 2010 to August 2012, Mr. Rowe served as President of the Engineered and Process Valves division of Cameron.

Pursuant to his offer letter (the “Offer Letter”), Mr. Rowe will receive an annual base salary of $1,100,000. He will be eligible for a cash award under the Company’s annual incentive plan with a target award of 120% of his base salary based on the achievement of performance goals, and he will participate in the Company’s long term incentive program with a target award of 500% of his base salary. For calendar year 2017, his target equity award will be split equally in the form of restricted stock units and performance share units. In addition, Mr. Rowe will receive a one-time stock option award with a grant date fair value of $2,000,000, which will be subject to a three-year cliff vesting period. In the event Mr. Rowe is terminated without “cause” before the third anniversary of the Effective Date and subject to his execution of a release, the equity awards granted to him in calendar year 2017 will vest in full, with performance share units vesting at target level. Mr. Rowe will also receive retirement, health and welfare and other benefits and will participate in plans generally available to other executive officers of the Company. Further details concerning the Company’s executive compensation program are described in the Company’s definitive proxy statement dated April 8, 2016, under the heading “Executive Compensation”.

Under the Offer Letter, Mr. Rowe is required to execute a restrictive covenants agreement that includes confidentiality, non-competition, non-solicitation, non-recruitment and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term and the non-competition, non-solicitation and non-recruitment covenants each have a term of one year following the date on which Mr. Rowe’s employment ceases.

Mr. Rowe has no family relationships with any director or executive officer of the Company. In addition, there have been no transactions directly or indirectly involving Mr. Rowe that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

The foregoing description of the Offer Letter should be read in conjunction with, and is qualified in its entirety by reference to, the Offer Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. A copy of the press release issued by the Company announcing Mr. Rowe’s selection is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated as of February 6, 2017, by and between Flowserve Corporation and R. Scott Rowe

99.1	Press Release, dated February 8, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: February 8, 2017	By:	/s/ Carey A. O’Connor
Carey A. O’Connor
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated as of February 6, 2017, by and between Flowserve Corporation and R. Scott Rowe

99.1	Press Release, dated February 8, 2017